Exhibit 99.1

August 19, 2005	For Immediate Release
Contacts:
Richard F. Bonini
Secretary, Member of the Board of Directors
Investor Relations
Tel. (212) 329-3728
Lucienne Gigante
Vice President
Investor Relations
Tel. (212) 329-3733
Doral Financial Board Appoints Key Senior Management To Lead
Conclusion of Financial Restatement Process; Undertakes Process Of
Putting In Place New Senior Management Team To Move Company Forward
Zoila Levis, Doral President, Appointed Vice Chairman of the Board
John A. Ward III, Non-Executive Chairman, To Assume Position Of Chief
Executive Officer On Interim Basis
San Juan, Puerto Rico, August 19, 2005 — Doral Financial Corporation (NYSE: DRL) today announced that the Board of Directors has determined that it is in the best interest of Doral to begin the process of implementing changes in Doral’s senior management in order to complete the Company’s previously announced financial restatement process and move the Company forward following the restatement.
Accordingly, Zoila Levis has been appointed Vice Chairman of the Board and will continue to serve Doral as its President, Chief Operating Officer and a Director. John Ward has been appointed Chief Executive Officer on an interim basis, effective September 15, 2005. Salomon Levis is resigning from his position as Chief Executive and as a member of the Doral Board of Directors effective September 15, 2005. Similarly, David Levis has resigned as Director Emeritus effective today. Mario S. Levis, who has been Doral’s Treasurer, also has agreed to resign effective today. Lidio Soriano has been appointed by the Board to Chief Financial Officer on an interim basis, succeeding Ricardo Meléndez, who has been terminated effective today. The Board appointed Julio Micheo to the position of Treasurer.

The Doral Board plans to undertake a thorough search for a permanent Chief Executive Officer and a Chief Financial Officer.
After receiving a report from Latham & Watkins LLP, independent counsel for the outside directors of the Board, the Board determined that these management changes are in the best interest of the Company as it proceeds to resolve the issues raised by the need to restate its financial statements as announced on April 19, 2005.
The Company continues to work expeditiously to complete the previously announced restatement of its financial statements for one or more of the periods ending on or prior to December 31, 2004, and to become current in its filings with the Securities and Exchange Commission. The investigation being conducted by Latham Watkins LLP into the facts and circumstances relating to the restatement is continuing.
John Ward stated, “The Company’s Board of Directors determined that these changes give Doral the basis for a fresh start and a highly professional management team to implement a clear business model to grow the company following the restatement process. Doral’s Board and management are committed to providing audited financial statements as soon as possible, and to ensuring the integrity of our processes and controls. While the Board appreciates both the Company’s prior leadership in positioning Doral as a leader in financial services in Puerto Rico and selected growth markets in New York City, and recognizes the Levis’ substantial ongoing ownership in the Company, it determined that a revitalization of Doral’s leadership is necessary to position the franchise optimally for success going forward.”
Zoila Levis said, “Doral Financial is a company with an outstanding franchise, and the ongoing performance of our operations is strong. Our experienced business segment leadership will continue to build the Doral franchise and I am confident that as we put a new senior management team in place for the long term, Doral’s position will be further enhanced as the Company moves forward.”
Ms. Levis, 57, has served as President of the Company since 1991. She is a leading executive in the financial services industry in Puerto Rico and is current President of the Puerto Rico Bankers Association.
Mr. Ward, 59, has served as non-executive Chairman of the Board since July 14, 2005. As a result of his appointment as interim Chief Executive Officer, he will no longer serve as a member of the Audit and Risk Policy committees of the Board. Mr. Ward’s previous experience includes serving as Chairman and CEO of American Express Bank from 1996 until 2000. Before joining American Express, Mr. Ward was an executive for 27 years at The Chase Manhattan Bank, during which he served as CEO of Chase Bankcard Services and President and CEO of Chase Personal Financial Services, a nationwide retail mortgage and home equity lender.
Mr. Soriano, 36, has served as Risk Management Director of the Company since January 2005 and a member of the Asset Liability Management Committee of the Board. Previously, he was President of Doral Money, a New York based subsidiary of Doral Bank. Before joining the Company, Mr. Soriano was Vice President in charge of the Mortgage Division of Citibank Puerto Rico.
Mr. Micheo, 45, has served as Executive Vice President and Head of Funds Management Group for the Company since January 2005. Prior to that position, Mr. Micheo was President of Doral Securities, the broker dealer subsidiary of the Company. He also serves as a member of the Asset Liability Management Committee of the Board.

The Company, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.
FORWARD LOOKING STATEMENTS
This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including potential adverse effects to its financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements, regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.
The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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